Exhibit 99.1

Beta Oil & Gas, Inc. Announces 2003 Results

FOR IMMEDIATE RELEASE – March 29, 2004

Tulsa, Oklahoma – March 29, 2004 – Beta Oil & Gas, Inc. (“Company”) (NASDAQ:BETA) announced today the financial results of its fourth quarter and year ended December 31, 2003.

Fourth Quarter Results

For the fourth quarter of 2003, the Company had net income of approximately $.3 million applicable to common shareholders, or $.02 per diluted share, compared to a $6.3 million net loss applicable to common shareholders, or ($.50) per diluted share, for the same quarter in 2002.  Revenues for the quarter ended 2003 were approximately $3.5 million compared to $2.4 million for the same quarter in 2002.  The fourth quarter 2002 results included a $5.2 million full cost ceiling impairment charge.

Year End Results

For the year ended December 31, 2003, the Company had net income of approximately $.5 million applicable to common shareholders, or $.04 per diluted share, compared to a $7.3 million net loss applicable to common shareholders, or ($.59) per diluted share, for the same period in 2002.  Favorable commodity prices, success achieved in the Company’s 2003 drilling and development programs and lower operating costs were the primary reasons for the increase in net income.  As noted, the results for 2002 were impacted by a fourth quarter full cost ceiling impairment charge of $5.2 million.  Revenues for the year ended 2003 were approximately $12.9 million compared to $9.6 million for the prior year.

For the twelve months ended December 31, 2003, net cash flows provided by operating activities were approximately $6.0 million compared to approximately $3.0 million for the same period ended 2002.

Production volumes for the year ended December 31, 2003 were approximately 1.9 billion cubic feet (Bcf) of natural gas and 128.8 thousand barrels (MBbl) of oil compared to 2002 production of 2.3 Bcf of natural gas and 124.7 MBbl of crude oil.  Average daily production was approximately 7.2 million cubic feet equivalent (MMcfe/d) of natural gas compared to 8.2 MMcfe/d of natural gas in 2002, a 12% decrease.  At year-end 2003, the average net daily production was approximately 7.8 MMcfe/d of natural gas compared to 7.5 MMcfe/d of natural gas at year-end 2002, an increase from 2002 of four percent.

Total proved reserve volumes at December 31, 2003 were 22.4 Bcf of natural gas and 1.3 million barrels (MMBbl) of oil, or 30.2 Bcfe of natural gas as compared to December 31, 2002 proved reserve volumes of 14.7 Bcf of natural gas and 0.6 MMBbl of oil, or 18.3 Bcfe of natural gas.  Total proved reserves increased 11.9 Bcfe of natural gas, or approximately 65%.  The key reserve additions at year-end 2003 occurred in the West Edmond Hunton Lime Unit (“WEHLU”) in Oklahoma (10.4 Bcfe), the Broussard Field in Louisiana (2.3 Bcfe) and South Central Kansas (2.0 Bcfe).  At year-end 2003, approximately 84% of the Company’s total proved reserves were classified as proved developed.  The total proved reserve mix at year-end 2003 was 74% natural gas and 26% oil.  Our 2003 reserve estimates were prepared by Netherland, Sewell & Associates, a third party independent engineering firm.

David Wilkins, President and CEO stated:  “We are very pleased with the results of our efforts in 2003.  The Company returned to a profitable status in the second quarter followed by profits in both the third and fourth quarters.  Our December 31, 2003 proved reserves reflected a 65% increase over year-end 2002 levels as a result of our focus on efforts to further develop the existing asset base of the Company.  Although our annual production in 2003 was lower than that of 2002, our net daily production at the end of 2003 was 4% higher than the rate at the end of 2002.  At year-end 2003, only two of the nine completed wells in our South Central Kansas drilling program were producing.  However, three wells went on-line in the first quarter of 2004 and the remaining four wells will be hooked up early in the second quarter of 2004.  We are very excited about the success of the Failla #1 in the Broussard Field, which commenced sales at the end of the third quarter 2003.  This well is producing in excess of 20 MMcfe of natural gas equivalent per day and reached well payout in January 2004, at which point, our working interest increased from 4.8% to approximately 10%.  Currently, preparations are underway to commence drilling an offset well to the Failla #1 in the second quarter of 2004.  The workover and drilling results at WEHLU were very positive and proved to be instrumental in the reserve additions for the year.  Additional drilling and workover activity are planned in WEHLU throughout 2004.”

Financial Statements and Schedules:

Beta Oil & Gas, Inc.

Condensed Balance Sheets

	December 31,
(In millions of $)	2003	2002

Assets:
Current assets	$4.4	$3.0
Net property and equipment	41.4	41.7
Other assets	.3	.1
Total	$46.1	$44.8

Liabilities and Stockholders’ Equity:
Current liabilities	$2.5	$3.1
Long-term debt	13.3	13.6
Other liabilities	1.0	—
Stockholders’ equity	29.3	28.1
Total	$46.1	$44.8

Beta Oil & Gas, Inc.

Condensed Statements of Operations

(In millions of $ except per share amounts)	Quarter Ended December 31, 2003	Quarter Ended December 31, 2002	Twelve Months Ended December 31, 2003	Twelve Months Ended December 31, 2002
Revenues	$3.5	$2.4	$12.9	$9.6
Cost and Expenses:
Operating expense	1.0	.8	3.4	3.5
General and administrative	.8	.8	3.1	2.2
Depreciation, depletion and amortization	1.1	1.6	4.9	5.1
Full cost ceiling impairment	.1	5.2	.1	5.2
Interest expense and other	.1	.2	.5	.5

Net income (loss)	.4	(6.2)	.9	(6.9)
Preferred dividends	(.1)	(.1)	(.4)	(.4)
Net income (loss) applicable to common Shareholders	$.3	$(6.3)	$.5	$(7.3)

Per diluted common share data:
Net income (loss) applicable to common Shareholders	$.02	$(.50)	$.04	$(.59)
Weighted average diluted common shares	12.5	12.4	12.5	12.4

Beta Oil & Gas, Inc.

Production Data:

	Quarter Ended December 31, 2003	Quarter Ended December 31, 2002	Twelve Months Ended December 31, 2003	Twelve Months Ended December 31, 2002
Production:
Natural gas – MMcf	497.1	530.5	1,859.1	2,249.4
Crude oil – MBbl	35.3	25.8	128.8	124.7
Natural gas equivalent – MMcfe	709.0	685.3	2,632.1	2,997.7

Beta Oil & Gas, Inc. is an independent energy company engaged in the production, exploration and development of oil and gas properties.  For more information, please contact Joseph L. Burnett (918) 495-1011.

Forward Looking Statement: The statements in this report regarding projected production performance and expected drilling and development activities are “forward-looking statements” within the meaning of the federal security laws. Such statements are inherently uncertain, and actual results and activities may differ materially from those estimated or projected. Certain factors that can affect the Company’s ability to achieve projected results are described in the Company’s Annual Report and other reports filed with the Securities and Exchange Commission. Such factors include, among others, uncertainties inherent in reserve estimations and production rates, especially for estimates of undeveloped reserves, operational risks inherent in the offshore environment with corresponding exposure to delays, significant cost overruns, and mechanical problems, the highly competitive nature of activity offshore with corresponding shortages of equipment and personnel, and the uncertain cost and pricing environment in the oil and gas industry. The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.